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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-17962

                         APPLEBEE'S INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                              4551 W. 107th Street
                             Overland Park, KS 66207
                                 (913) 967-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Right to purchase Series A Participating
                    Cumulative Preferred Stock (Title of each class of securities covered by this Form)

                          Common Stock, $.01 par value
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [ X ]              Rule 12h-3(b)(1)(i)         [   ]
Rule 12g-4(a)(1)(ii)        [   ]              Rule 12h-3(b)(1)(ii)        [   ]
Rule 12g-4(a)(2)(i)         [   ]              Rule 12h-3(b)(2)(i)         [   ]
Rule 12g-4(a)(2)(ii)        [   ]              Rule 12h-3(b)(2)(ii)        [   ]
                                               Rule 15d-6                  [   ]

Approximate  number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, Applebee's International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   APPLEBEE'S INTERNATIONAL, INC.


Date: November 23, 2004            By:  /s/ Steven K. Lumpkin
                                        ---------------------------------------
                                 Name:  Steven K. Lumpkin
                                Title:  Executive Vice President and
                                        Chief Financial Officer



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